Exhibit 99-1

FOR IMMEDIATE RELEASE

CIC CLOSES FUNDING ROUND

Transaction to Add Over $2 Million in Cash and to
Create a New $4.5 Million Class of Preferred Stock

Redwood Shores, CA, September 18, 2012 – Communication Intelligence Corporation (“CIC” or the “Company”) (OTCQB: CICI), a leading supplier of electronic signature solutions and the recognized leader in biometric signature verification, announced today that it has closed a new round of funding for working capital with a number of existing and new investors.

Pursuant to the closing, investors subscribed to provide CIC with approximately $2.2 million in cash, one-half of which was delivered on Friday, September 14, 2012, in exchange for unsecured promissory notes, and the remaining one-half is scheduled to be delivered in exchange for Series D-2 Preferred Stock following receipt of requisite stockholder approval and satisfaction of customary closing conditions. The Series D-2 Preferred Stock will be convertible into shares of common stock at a price of $0.05 per share.

Upon issuance of the Series D-2 Preferred stock, all outstanding CIC unsecured promissory notes will automatically convert into Series D-1 and D-2 Preferred Stock, creating a combined pool of approximately $4.5 million in Series D Preferred Stock that will be senior to all other classes of preferred stock.

“We elected to postpone until now our Series D equity round in an effort to limit dilution,” stated Philip Sassower, CIC’s Chairman and Chief Executive Officer. “We believe we have succeeded in this effort as, on average, the Series D will have a conversion price of $0.0435 per share, which is almost twice the Series C conversion price of $0.0225. Also, the Series D will have only 12% warrant coverage in the aggregate, as compared to 100% warrant coverage issued with the Series C. We believe the improvement in financing terms is a strong reflection of the Company’s positive traction in the market and of our investor group’s ongoing commitment to support CIC.”

“Assuming no significant changes in our revenue run rate and operating expenses, this round of funding is expected to sustain CIC through the middle of 2013,” stated William Keiper, CIC’s President and Chief Operating Officer. “It provides the support required to drive ongoing integrations of our high security electronic and biometric signature solutions with additional partners and clients and to add to our transaction-based and recurring revenue.”

275 shoreline drive | suite 500 | redwood shores | ca 94065 | usa | +1.650.802.7888 t | +1.650.802.7777 f

Additional information on this funding round will be available in the Company’s Current Report on Form 8-K that CIC expects to file with the Securities and Exchange Commission on September 20, 2012, and will be available at www.sec.gov.

About CIC
CIC is a leading supplier of electronic signature products and the recognized leader in biometric signature verification. CIC enables companies to achieve truly paperless workflow in their electronic business processes by providing multiple signature technologies across virtually all applications. CIC’s solutions are available both in SaaS and on-premise delivery models and afford “straight-through-processing,” which can increase customer revenue by enhancing user experience and can also reduce costs through paperless and virtually error-free electronic transactions that can be completed significantly quicker than paper-based procedures. CIC is headquartered in Redwood Shores, California. For more information, please visit our website at http://www.cic.com. CIC’s logo is a registered trademark of CIC.

Forward Looking Statements
Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company’s technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect customer purchases of the Company’s solutions; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

Contact Information:

CIC
Investor Relations & Media Inquiries:
Andrea Goren
+1.650.802.7723
agoren@cic.com

275 shoreline drive | suite 500 | redwood shores | ca 94065 | usa | +1.650.802.7888 t | +1.650.802.7777 f